Exhibit 10.7

Executive Employment Agreement

     This Executive Employment Agreement (“Agreement”) is entered into as of February 26, 2003 (the “Effective Date”), by and between Prestwick Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Kathleen Clarence-Smith, M.D., Ph.D. (the “Executive”).

     Whereas, the Company desires to employ the Executive pursuant this Employment Agreement as of the Employment Date, defined below, and the Executive desires such employment with the Company on the terms and conditions set forth below.

     Now Therefore, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

     1. Employment and Duties. During the Employment Period (as defined in paragraph 2 below), the Executive shall serve as President of the Company until the Company hires a new Chief Executive Officer or President, which the Executive acknowledges is the intention of the Company, at which time the Executive shall become the Chief Scientific Officer of the Company (in charge of research and development). The duties, authority and responsibilities of the Executive shall be commensurate with the duties, authority and responsibilities customarily accorded an executive officer with such titles and shall include such duties and responsibilities as may from time to time be reasonably assigned to the Executive by the Board of Directors (the “Board”) and the Chief Executive Officer or President of the Company, as applicable. The Executive, to the best of her ability, shall perform faithfully and competently such services and duties as are customarily incident to such employment.

     2. Employment Period.

          (a) Basic Rule. The term of this Agreement shall begin on January 1, 2003 (“Employment Date”), and shall continue thereafter until the date when Executive’s employment terminates pursuant to Section 2(b) below (the “Employment Period”). Executive’s employment relationship is at-will; accordingly Executive may terminate her employment with or without Good Reason, and the Company may terminate her employment with or without Cause (all as provided in Section 2(b) below).

          (b) Termination. Subject to the provisions of Section 10 below:

               (i) Without Cause. The Employment Period shall be terminated immediately if the Company terminates Executive’s employment without Cause (as defined in Section 2(b)(iii) below) or if Executive resigns her employment without Good Reason (as defined in Section 2(b)(iv) below).

               (ii) Death or Disability. The Employment Period shall be terminated immediately upon the Executive’s death or at such time as a physical or mental disability, the existence of which is confirmed by a licensed health provider, causes Executive to be unable to perform the essential duties of her position hereunder with or without reasonable accommodation for a period of six (6) consecutive months.

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               (iii) Cause. The Employment Period shall be terminated immediately (except as otherwise provided below) if the Company terminates Executive’s employment for Cause and delivers to Executive a written Notice specifying with particularity the facts and circumstances constituting Cause for termination of her employment. “Cause” is defined for purposes of this Agreement as any of the following: (A) a material breach by the Executive of this Agreement or any agreement entered into between the Executive and the Company that materially impairs the Company’s interests therein in such a manner as to cause material loss, damage or injury to the Company; (B) gross negligence, serious misconduct or material failure by Executive in connection with the discharge of the duties of her position in such a manner as to cause material loss, damage or injury to the Company; (C) Executive’s engagement in any activity that constitutes a material conflict of interest with the Company; or (D) Executive’s conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Executive has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company. With regard to for “Cause” termination pursuant to subsection (C), above, the Employment Period may be terminated by the Company for Cause, no earlier than thirty (30) days after providing Executive a written Notice specifying with particularity the facts and circumstances constituting Cause for termination of her employment unless Executive, during such thirty (30) day period, remedies the breach or violation specified in the notice to the reasonable, good faith satisfaction of the Board.

               (iv) Good Reason. The Employment Period may be terminated by Executive for Good Reason, no earlier than thirty (30) days after providing the Company a written Notice specifying with particularity the facts and circumstances constituting Good Reason for termination of her employment, unless the Company, during such thirty (30) day period, remedies the breach or violation specified in the notice to the reasonable, good faith satisfaction of Executive. “Good Reason” is defined for purposes of this Agreement as any of the following: (A) a material breach of this Agreement by the Company; (B) a material diminution in the duties or responsibilities of Executive as contemplated by Section 1 above without her written consent; provided, however, that no diminution of duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary, division or unit of another corporation or entity as long as Executive’s position, authorities, duties and/or responsibilities within that subsidiary, division or unit remain materially unchanged, or because there has been a change in the reporting hierarchy incident thereto involving Executive; (C) the involuntary relocation of Executive’s place of employment outside of a 60 mile radius from the Company’s offices in the Washington, D.C. area; or (D) a reduction in Executive’s base salary without her written consent (other than a reduction in base salary that also is applicable to other executive’s of the Company).

     3. Base Salary. For services rendered by the Executive pursuant to this Agreement, including services as a member of the Board, Executive shall be entitled to receive a base salary (“Base Salary”) at an annual rate of $262,500, as of the Employment Date. Executive’s Base Salary shall be reviewed no less than annually by the Board and may be increased, but in no event shall decrease without Executive’s consent, during the Employment Period; provided, however, that Executive’s Base Salary may be reduced in the event the base salary of the other executive’s of the Company incur a similar reduction. Executive’s Base Salary, less applicable

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deductions, shall be paid in periodic installments in accordance with the Company’s regular payroll practices (which as of the date hereof is bi-monthly).

     4. Stock Option. On January 13, 2003, the Company granted Executive under the Prestwick Pharmaceuticals, Inc. 2003 Equity Incentive Plan (“the Plan”) a non-qualified stock option to purchase One Million Two Hundred Fifty Thousand (1,250,000) shares of the Company’s common stock at an exercise price equal to $0.037 per share (the “Option”). The Option is subject to the terms and conditions of the Plan and Executive’s grant agreement, which will include a three-year vesting schedule under which, during Executive’s continuous service to the Company (as defined in the Plan), twenty-five percent (25%) of the Option shares will vest on the one-year anniversary of the Employment Date and the remaining Option shares will vest in equal monthly installments over the subsequent two (2) years; provided, however, that the vesting for the Option shall be accelerated as follows: in the event (a) Executive terminates her employment for Good Reason or the Company (or a successor following a Change in Control (as defined in the Plan) occurring on or before January 13, 2005) terminates the Executive without Cause (so long as Executive executes a general release in favor of the Company on or before the effective date of termination), or (b) there occurs a Change of Control (as defined in the Plan) after January 13, 2005, then the entire unvested portion of the Option will immediately accelerate and be fully vested. Executive acknowledges that except as provided in Sections 4 and 5 of this Agreement, there are no further commitments on behalf of the Company to grant to Executive any additional option grants. The Board may consider granting additional stock options to Executive at its sole discretion.

     5. Bonus. In addition to the Base Salary and the Option set forth above, in the event that Executive meets certain milestones set forth on Exhibit A to this Agreement (as determined by the Company), Executive shall be granted stock options to purchase up to One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock (as set forth on Exhibit A), which options shall be fully vested and immediately exercisable on the date of grant and shall have an exercise price equal to $0.037 per share. In addition, the Board may, in its sole discretion, grant Executive a cash bonus at any time (“Bonus”).

     6. Indemnification. As an employee, officer and agent of the Company, Executive shall be indemnified by the Company to the fullest extent permitted by Delaware law. To implement this provision, the Company shall procure directors and officers liability insurance as soon as practicable after the Effective Date of this Agreement and shall name Executive as an insured under its policy.

     7. Expenses. The Executive, in the performance of her duties and responsibilities under this Agreement, shall be entitled to reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment, and other expenses, incurred by the Executive during the Employment Period in accordance with the policies and procedures established by the Company for its senior executive officers; provided, however, that Executive shall properly account for such expenses in accordance with the Company’s policies and procedures, and shall timely submit accurate and complete reports of such expenses.

     8. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in and have the benefits of all present and future vacation, holiday, paid leave,

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unpaid leave, life, accident, disability, dental, vision and health plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to employees.

     9. Vacations and Holidays. Executive shall be entitled to accrue such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of three (3) weeks’ annual paid vacation time.

     10. Termination Payments. Subject to the provisions of Section 2, above:

          (a) Termination by the Company With Cause or by Executive Without Good Reason. In the event that the Company terminates Executive’s employment with Cause, or Executive terminates her employment without Good Reason, the Company shall pay Executive, no later than the effective date of termination, a lump sum equal to her accrued and unpaid Base Salary through the data of termination and all accrued but unused vacation pay.

          (b) Termination by the Company Without Cause or by Executive With Good Reason. In the event that the Company terminates Executive’s employment without Cause, or Executive terminates her employment with Good Reason, then, subject to Executive’s continued compliance with the terms of the Company’s Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement, Executive shall receive the following as her sole severance benefits (collectively, the “Severance Benefits”): (i) Executive will continue to receive payments of her base salary at the same rate in effect as of the termination effective date, paid on the Company’s standard payroll dates (or in lump sum, at the Company’s discretion) for the first six months of the Severance Period (as defined below), subject to standard payroll deductions and withholdings; (ii) Executive will receive a lump sum payment equal to fifty-percent (50%) of her annual base salary in effect as of the termination effective date, paid on the last day of the Severance Period, subject to standard payroll deductions and withholdings; and (iii) if Executive timely elects to continue Executive’s Company-provided group health insurance coverage pursuant to the federal COBRA law, through the end of the Severance Period or until such time as Executive qualifies for health insurance benefits through a new employer, whichever occurs first, the Company will reimburse Executive for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Executive and Executive’s dependents (if applicable) in effect as of the termination date. As a condition of and prior to the receipt of all or any of the Severance Benefits, Executive shall provide the Company with a general release of known and unknown claims, in a form acceptable to the Company and the Executive. Executive shall notify the Company in writing immediately upon qualifying for health insurance benefits through a new employer. For purposes of this Agreement, the “Severance Period” is defined as twelve (12) months from the effective termination date.

          (c) Termination by Death or Disability.

               (i) Death. In the event of the death of Executive during the Employment Period the Company, within ten (10) days of receiving notice of such death, shall, in addition to paying Executive’s estate all Base Salary due or accrued as of the date of her

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death, also shall pay all accrued vacation pay and a pro-rata portion of her cash Bonus, if applicable.

               (ii) Disability. In the event of Executive’s physical or mental disability (as defined in Section 2(b)(ii) above) during the Employment Period, the Executive shall receive such benefits provided under the Company’s disability insurance plan then in effect.

     11. Other Activities. The Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company, and to the diligent and faithful performance of the duties and responsibilities duly assigned to her pursuant to this Agreement, except for vacations, holidays, sickness, and those other activities as described in Section 1 herein. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of her duties hereunder. Executive, at the Employment Date, serves on the Boards of Directors of Prestwick Companies, Inc., Prestwick Scientific Capital, Inc. and Prestwick Chemical, Inc., and the Company hereby consents to her continued service in these capacities, provided that it does not unreasonably interfere with her ability to discharge her duties to the Company as required hereunder.

     12. Confidential and Proprietary Information. During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of the Company) any confidential information, trade secrets or proprietary information or materials (“Confidential Information”) of the Company. As an express condition of the Executive’s employment with the Company, the Executive agrees to execute the Company’s Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit B.

     13. Absence of Conflict. Executive represents and warrants that her employment by the Company, and the performance of her obligations as described herein, do not conflict with, and are not constrained by, any prior agreement or relationship with any party, and that any limitations on the Executive’s ability to perform as provided hereunder and as contemplated by the parties have been disclosed in writing to the Company to the extent that they may exist. If, in spite of the previous sentence, Executive should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company’s business, she will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party; but during her employment by the Company, Executive will use in the performance of her duties only information which is generally known and used by persons with training and experience comparable to her own, common knowledge in the industry, otherwise legally in the public domain, or which is obtained or developed by the Company or by Executive in the course of her work for the Company.

     14. Assignment. This Agreement, and all rights and obligations under this Agreement, shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, executors, administrators and assigns, provided, however, that Executive may not delegate any of her duties under this Agreement.

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     15. Arbitration. Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from or regarding Executive’s employment or the interpretation, performance, enforcement, or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final, and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Washington, D.C. under the then-existing JAMS rules, using a single arbitrator. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in her sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation within forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.

     16. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement (“Notice”), shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed to each party’s last known address, or to such other address or to the attention of such other persons as the recipient party has previously indicated to the other party in writing in accordance with this paragraph. Such Notice shall be effective upon delivery (or refusal of delivery) or three days after it has been mailed as provided above, whichever occurs first.

     17. Entire Agreement. This Agreement, Exhibits A and B, the Plan and the Option’s grant agreement represent the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, representations, negotiations, and understandings of the parties, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by Executive and by the Chairman of the Board.

     18. Waiver. Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise herein by the other party shall not operate as, or be construed to constitute, a waiver of any subsequent breach by such other party.

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     19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or jurisdiction, and such invalid, illegal, or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

     20. Headings. The headings of the paragraphs contained in the Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     21. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the District of Columbia.

     22. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement. Facsimile signatures shall be deemed the equivalent of original signatures.

[Signature Page Follows]

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     In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Dated: 2/26, 2003

Kathleen Clarence-Smith, M.D., Ph.D. Executive

Dated: 2/26, 2003	Prestwick Pharmaceuticals, Inc.

By:

Edgar G. Engleman, Chairman of the Board of Directors

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Exhibit A

Bonus Options

1) Upon the achievement of the License Milestone (as defined in that Series A Preferred Stock and Warrant Purchase Agreement dated as of February 26, 2003), Executive shall be granted a stock option to purchase 750,000 shares of the Company’s Common Stock.

2) If the Company makes its final submission for its NDA filing for PL-047 (acceptable to the FDA) prior to September 30, 2003, Executive shall be granted a stock option to purchase 500,000 shares of the Company’s Common Stock;

or

     If the Company makes its final submission for its NDA filing for PL-047 (acceptable to the FDA) between September 30, 2003 and December 31, 2003, Executive shall be granted a stock option to purchase 250,000 shares of the Company’s Common Stock.

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Prestwick Pharmaceuticals, Inc.
1825 K Street, N. W., Suite 1475
Washington, D.C. 20005

August 31, 2004

Dr. Kathleen Clarence Smith
Prestwick Pharmaceuticals, Inc.
1825 K Street, N. W., Suite 1475
Washington, D.C. 20005

Dear Kitty:

This is a follow up letter to memorialize the understanding and consensus that was reached at the Board of Directors meeting of Prestwick Pharmaceuticals, Inc. on July 29, 2004. My own sense is that this was a productive discussion and that we have settled on a framework for managing the affairs of the business over the near term. Please let me know if you have any comments on the following elements of that framework.

1. Executive Committee. The Board of Directors has formed an Executive Committee comprised of five members: you, Bob Flanagan, Ed Engleman, Jim Healy and me. In addition, as you know, I have agreed to serve as the Executive Chairman of the Company. Acting principally through me in my role as Executive Chairman, the Executive Committee will interact with and oversee management on a weekly basis and in between regularly scheduled meetings of the Board of Directors. I am expecting to set up a weekly meeting or conference call with you, David Cory, Chris O’Brien and John Nester to discuss operational, finance, personnel and other matters. The Executive Committee will also meet with this group from time to time as may be recommended by me as Executive Chairman. In addition, we will also discuss the status of the proposed Series B financing and interaction with prospective investors.

2. Acting Chief Executive Officer. You have been appointed to serve as acting Chief Executive Officer of the Company and Bob Flanagan has stepped down from this role. You will report to me as the Executive Chairman. Subject to meeting agreed upon performance criteria and objectives, the plan will be for you to serve in this role for the next six (6) month period effective as of August 1, 2004. The initial performance criteria and objectives that we have mutually agreed to with you are set forth on Exhibit A to this letter. At the end of this six (6) month period, the Board of Directors will re-assess this arrangement with you. As you know, your Executive Employment Agreement, dated February 26, 2003, permits certain changes in duties and positions with the Company. This letter is designed to provide a general understanding as to your role in the Company over this period of time and nothing in this letter is intended to amend or modify your

Executive Employment Agreement, or to confer any right to fill a specific executive position or perform certain duties for the Company.

3. Appointment of President. David Cory has been appointed to serve as President of the Company, in addition to serving in his role as Chief Commercial Officer. He will report to both you, as Acting Chief Executive Officer, and to the newly-formed Executive Committee and me as the newly-designated Executive Chairman.

Kitty, if this is consistent with your understanding of the consensus that was reached among the Board of Directors and you at our July 29, 2004 meeting, please acknowledge this by executing this letter below.

Sincerely,

Prestwick Pharmaceuticals, Inc.

By:

Melvin D. Booth Executive Chairman

Acknowledged and Agreed:

Dr. Kathleen Clarence-Smith

Exhibit A

Dr. Kathleen Clarence-Smith, Acting Chief Executive Officer
Performance Criteria and Milestones
August 1, 2004 – January 31, 2005

1. Relationship and Interaction with the Food and Drug Administration. One of your primary duties will be to interact with the Food and Drug Administration, particularly as it relates to tetrabenazine approval and the filing of the NDA.

2. Other Tetrabenazine-related matters. Another primary duty of yours will be to assist in filling out the sales and marketing team and preparing for the launch of tetrabenazine and to help with the ramp up of sales of tetrabenazine in Canada.

3. Raising Additional Capital. One of your other primary duties will be to assist the Company raising the proposed Series B financing and to support this effort through your interaction with prospective investors. Unless the Board of Directors elects to change course and not raise outside capital, the Company needs to raise significant private equity to meet its business objectives with respect to tetrabenazine specifically and with respect to other drugs in the pipeline generally. Accordingly, you will be expected to diligently and earnestly support the capital raising efforts of the Company and to work closely with the Executive Committee, the Board of Directors and other members of the management team to fulfill this objective.

4. Interacting with the Executive Committee and Management Team. As indicated above, you will be expected to work closely with the Chairman, the Executive Committee and other members of the management team to meet the Company’s near-term and long term objectives. Your performance will be judged in part on your ability to interact and work productively and cooperatively with the Chairman and the members of the Executive Committee and management team.

5. Javitt License. You will be expected to assist with the negotiation of the Javitt patent license.

6. Lisuride. You will be expected to move forward the clinical and regulatory development of the lisuride subcutaneous pump and the lisuride patch, and to assist with negotiations to obtain additional Schering intellectual property associated with lisuride.

7. Slow-Release L-Dopa. You will be expected to assist with the decision as to whether the Company will move forward with the slow-release L-Dopa and, if the decision is to move forward, to advance its clinical development.